Exhibit 107
Calculation of Filing Fee Tables
Form
S-4
(Form Type)
Clearwater Analytics Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A common stock, par value $0.001 per share	Other	28,578,152	—	$696,253,244.62	0.00015310	$106,596.38

Fees Previously Paid				—		—		—

Carry Forward Securities

Carry Forward Securities				—		—		—

	Total Offering Amounts					$696,253,244.62		$106,596.38

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$106,596.38
Offering Note

(1)
The amount registered represents the estimated maximum number of shares of Cass A common stock, par value $0.001 per share (the “Clearwater Class A Common Stock”), of Clearwater Analytics Holdings, Inc. (the “Registrant”) to be issued upon the completion of the mergers (the “Mergers”) and other transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated January 10, 2025, among the Registrant, Enfusion, Inc. (“Enfusion”), Enfusion Ltd. LLC (“Enfusion OpCo”), Poseidon Acquirer, Inc., Poseidon Merger Sub I, Inc. and Poseidon Merger Sub II, LLC, and is estimated as the product of (a) the maximum exchange ratio in the Merger Agreement of 0.2159 multiplied by (b) 132,367,537 shares of Class A common stock, par value $0.001 of Enfusion (“Enfusion Class A Common Stock”), which is the sum of (1) 94,769,479 shares of Enfusion Class A Common Stock outstanding as of February 5, 2025; (2)
3,399,291
shares of Enfusion Class A Common Stock underlying certain Restricted Stock Units of Enfusion expected to vest prior to the closing of the Mergers (“Enfusion Vested RSUs”); and (3) 34,198,767 units of common limited liability company membership interest in Enfusion OpCo (“Enfusion Common Units”), which are exchangeable for an equal number of Enfusion Class A Common Stock on a one-for-one
basis.

(2)
The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act. Such amount was calculated as the difference between (a) the sum of (i) the product of (x) $11.11, the average of the high and low prices per share of Enfusion Class A Common Stock as of February 3, 2025, which is within five business days prior to the filing of this Registration Statement on Form
S-4,
and (y) 132,367,537, the estimated maximum number of shares of Enfusion Class A Common Stock (which includes Enfusion Vested RSUs and Enfusion Common Units, which are exchangeable for an equal number of Enfusion Class A Common Stock) that may be exchanged for Clearwater Class A Common Stock as calculated above, minus (b) $774,350,091.45, the estimated maximum amount of cash consideration to be paid by the Registrant in exchange for such maximum possible number of shares of Enfusion Class A Common Stock that may be exchanged in connection with the Mergers.